Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM UPDATES ALS CLINICAL TRIAL PROGRESS

APPROVED TO DOSE EARLY-STAGE PATIENTS

ROCKVILLE, Maryland, October 18, 2010 – Neuralstem, Inc. (NYSE Amex: CUR) updated the progress of its ongoing Phase I human clinical trial of the company’s spinal cord stem cells in the treatment of ALS (Amyotrophic Lateral Sclerosis, or Lou Gehrig’s disease) at Emory University in Atlanta, Georgia. The company announced that, after reviewing the safety data from the first six non-ambulatory patients, the trial’s Safety Monitoring Board has unanimously approved moving to the next group of ALS patients, all of whom will be ambulatory.

“We are pleased with the progress of the trial to date, and look forward to moving directly into more recently-diagnosed patients,” commented Dr. Eva Feldman, PhD, MD,  Principal Investigator of the trial and a consultant to Neuralstem. Dr. Feldman is Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health System.

“We are encouraged by the Board’s approval to advance the trial to patients who have an earlier stage of the disease,” said Neuralstem’s CEO and president, Richard Garr. “While the primary endpoint of the trial is safety, we also hope to see some secondary endpoints showing efficacy. We are grateful to the patients, and their families, for participating in this trial.”

The first six patients treated in the trial were non-ambulatory. Of these, the first three received five injections each, unilaterally, in the lumbar region of the spinal cord. The next three received ten injections each, bilaterally in the lumbar region. All of the remaining patients in the trial will be ambulatory, and therefore represent earlier stages of disease progression. Of the ambulatory group, the first three patients will receive five injections each, unilaterally, in the lumbar region. The next three will receive ten injections each, bilaterally, in the lumbar region. After the required FDA approval, the final six patients in the trial will receive injections in the cervical region, representing both a progression of treatment up the spinal cord, as well as into more recently-diagnosed patients.

About The Trial

The Phase I trial to evaluate the safety of Neuralstem’s spinal cord stem cells in the treatment of ALS, the first FDA-approved ALS stem cell trial, has been underway since January, 2010. The trial will ultimately consist of up to 18 ALS patients, who will be examined at regular intervals post-surgery, with final review of the data to come six months after the last patient is treated. While the trial is primarily evaluating the safety of the cells and procedure, it will also seek some secondary efficacy endpoints including  attenuation of motor function loss, maintenance of respiratory capacity, and stabilization of patients along the ALS functional rating scale.

The Emory ALS Center has posted the relevant trial information for patients on its website at http://www.neurology.emory.edu/ALS/Stem%20Cell.html.

About Neuralstem, Inc.

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Through its proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. Neuralstem plans to initiate clinical trials with its lead compound to treat major depression and potentially other diseases, such as schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended June 30, 2010.

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